AGREEMENT AND PLAN OF MERGER

                                AMONG


                COMMUNICATION CABLE, INC.,


             PENTAIR ACQUISITION CORPORATION

                                 AND

                         PENTAIR, INC.


                       AS OF JANUARY 18, 1996

AGREEMENT AND PLAN OF MERGER



THIS AGREEMENT AND PLAN OF MERGER, dated as of January 20, 1996 (the
"Agreement"), by and among Communication Cable, Inc., a North Carolina corporation ("CCI"), Pentair
Acquisition Corporation, a North Carolina corporation
("Pentair Subsidiary"), which two corporations are being merged as hereinafter provided and shall be referred to as the "Constituent Corporations", and Pentair, Inc., a Minnesota corporation ("Pentair").

As of January 16, 1996, the authorized capital stock of CCI consisted of 10,000,000 shares of Common Stock, $1.00 par value per share ("CCI
Common Stock"), of which 2,641,033 shares are issued and outstanding as of the date hereof and of which 239,469 are reserved for issuance under various options to purchase shares of CCI Common Stock;

The authorized capital stock of Pentair Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, all of which shares are issued and outstanding and are owned by Pentair;

The respective Boards of Directors of CCI, Pentair and
Pentair Subsidiary deem the merger provided for herein (the "Merger") desirable and in the best interests of their respective shareholders.

The respective Boards of Directors of CCI, Pentair and
Pentair Subsidiary have duly adopted
resolutions approving the Agreement, and the Board of Directors of CCI has directed that the Agreement be submitted for approval by CCI's shareholders.

In consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                              ARTICLE I

                             THE MERGER

     1.1 The Merger. In accordance with the provisions of this Agreement and the North Carolina
Business Corporation Act ("NCBCA"), at the Effective
Time (as herein defined), Pentair Subsidiary shall be merged with and into CCI and the separate existence of Pentair Subsidiary shall thereupon cease, and the name of CCI, as the surviving corporation in the Merger
(the "Surviving Corporation"), shall be
"Communication Cable, Inc."

     1.2 Effective Time. The Merger shall become effective when properly executed Articles of Merger in the form attached as Exhibit A hereto, are duly filed with the Secretary of State of North Carolina, which filing shall be made as promptly as practicable after the closing contemplated by this Agreement in accordance with Article VI hereof. As used herein, the term "Effective Time" shall mean the date and time at which such Articles are so filed or such later time as is specified in the Articles of Merger.

     1.3 Effect of the Merger. At the Effective Time, title to all property owned by the Constituent
Corporations shall be vested in the Surviving
Corporation without reversion or impairment.  The
Surviving Corporation shall have all liabilities of the Constituent Corporations. The shares of CCI Common Stock shall be converted into cash in the manner and on the basis described below and the former holders of such shares shall be entitled only to the rights provided in this Agreement or under the NCBCA.

     1.4  Articles of Incorporation.  The Articles of
Incorporation of Pentair Subsidiary in effect at the time of the Merger shall be the Articles of Incorporation of the Surviving Corporation. Such
Articles of Incorporation, separate and apart from this Agreement, shall be, and may be separately certified as, the Articles of Incorporation of the Surviving Corporation.

     1.5 Bylaws. The Bylaws of Pentair Subsidiary in effect at the time of the Merger shall be the Bylaws of the Surviving Corporation until altered, amended or repealed.

     1.6 Directors and Officers. The directors and officers of the Surviving Corporation at the Effective Time shall be the following individuals:

President and Chief Executive Officer, Director
Gerald C. Kitch
Vice President - Finance and Treasurer, Director
David D. Harrison
Secretary, Director
Roy T. Rueb

who shall serve, in each case, until their successors shall have been elected and shall qualify. If at the Effective Time a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving
Corporation, such vacancy may thereafter be filled in the manner provided by the Bylaws of the Surviving
Corporation.

     1.7 Conversion of Shares. The manner and basis of converting and exchanging the shares of CCI Common Stock and Pentair Subsidiary common stock, and the manner and basis of making distributions, if any, to shareholders of CCI and Pentair
Subsidiary, shall be as follows:

     (a)  Each share of CCI Common Stock which is
issued and outstanding immediately prior to the
     Effective Time, other than Dissenting CCI Shares
(as defined below), shall by virtue of the Merger
     and without any action on the part of the holder thereof, at and after the Effective Time, be converted into the right to receive $13.50 in cash (subject to appropriate adjustment for any stock split, reverse stock split, cash dividend, stock dividend or other similar distribution or reclassification with respect to the outstanding shares of CCI Common Stock from the date hereof to the Effective Time) (the
     "Merger Consideration").

     (b)  Each share of CCI Common Stock, if any,
which is issued and held in the treasury of CCI,
     shall, by virtue of the Merger and without any action on the part of Pentair Subsidiary or of CCI, at the Effective Time, be retired and canceled, and no cash or other consideration shall be issued with respect thereto.

    (c) All shares of common stock of Pentair Subsidiary issued and outstanding at the Effective
     Time shall be converted into and exchanged for an equal number of shares of common stock of the
     Surviving Corporation so that the Surviving
Corporation shall become a wholly-owned subsidiary
     of Pentair. Pentair as sole holder of the shares of Pentair Subsidiary common stock outstanding immediately before the Effective Time shall, as promptly as possible after the Effective Time, surrender the certificate representing such shares of Pentair Subsidiary common stock to the
     Surviving Corporation in exchange for a certificate representing an equal number of shares of common stock of the Surviving Corporation, which shall constitute all the outstanding shares of capital stock of the Surviving Corporation.

     1.8  Surrender of Shares.  As promptly as
practicable after the Effective Time, each holder of shares of CCI Common Stock shall, upon presentation and surrender of the certificate or certificates therefor to the Paying Agent (as defined below) for cancellation in accordance with the transmittal materials described below, be entitled to receive in exchange therefor a check or checks payable to such person representing payment of cash into which such holder's shares of CCI Common Stock have been converted at the Effective Time. Each certificate which represented issued and outstanding shares of CCI
Common Stock immediately prior to the Effective Time shall be deemed canceled at the Effective Time and shall represent only the right to receive cash for each share represented by such certificate. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the funds to be received in the Merger.

     1.9  Designation of Paying Agent; Investment of
Funds. Pentair and Pentair Subsidiary shall make available to First Citizens Bank to act as paying agent (the "Paying Agent") at or prior to the Effective
Time an amount in cash equal to the product of the Merger Consideration times the number of shares of CCI Common Stock outstanding immediately prior to the Effective Time, which shall not include (I) the number of shares of CCI Common Stock held in CCI's treasury,
(ii) the number of Dissenting CCI Shares whose holders have complied with the provisions of Article 13 of the NCBCA at or prior to the Effective Time and
(iii) any shares owned by Pentair, Pentair Subsidiary or any other subsidiary or affiliate of Pentair. The cash deposited with the Paying Agent shall be invested by the Paying Agent as directed by Pentair.

     1.10 Transmittal Materials. As promptly as practicable following the Effective Time, Pentair shall send or cause to be sent to each former holder of record of shares of CCI Common Stock transmittal materials for use in surrendering their certificate or certificates in exchange for cash. The letter of transmittal will contain instructions with respect to the surrender of such certificates. Pentair shall instruct record date holders of CCI Common Stock who hold such shares for the account of others to provide the respective beneficial holders of such shares instructions with respect to the surrender of their shares.

     1.11 Dissenting CCI Shares. Each outstanding share of CCI Common Stock for which written notice of intent to demand payment therefor is delivered in accordance with Article 13 of the NCBCA and is not voted in favor of the Merger shall not be converted into or represent a right to receive cash hereunder, unless and until the holder thereof shall have failed to perfect his demand for payment under Article 13 of the NCBCA, in which event that holder's shares shall be converted into a right to receive cash in the same manner and subject to the same conditions as provided for other outstanding shares of CCI Common Stock in this Article I. All such shares of CCI Common Stock for which such a written notice of intent to demand payment is so delivered and which are not voted in favor of the Merger, except for such shares of CCI
Common Stock for which a demand for payment is not perfected in accordance with the NCBCA, are herein called "Dissenting CCI Shares." CCI shall give Pentair and Pentair Subsidiary prompt notice upon receipt by CCI of any such written notice of intent to demand payment for shares of CCI Common Stock. CCI agrees that prior to the Effective Time it will not, except with the prior written consent of Pentair, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Each holder of Dissenting CCI Shares who becomes entitled, pursuant to Article 13 of the NCBCA, to receive payment for the fair value of his shares shall receive payment therefor from CCI as the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions), and such shares shall be retired and canceled.

     1.12 Termination of Paying Agent's Duties.
Promptly following the date which is six months after the Effective Time, the Paying Agent shall deliver to CCI all cash and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing shares of CCI Common Stock who has not previously surrendered such certificate may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefore the Merger Consideration.

     1.13 Closing of CCI's Transfer Books.  At the
Effective Time, the stock transfer records of CCI shall be closed and no transfer of shares of CCI
Common Stock shall thereafter be made.

     1.14 Stock Options. As of the Effective Time, each stock option listed in Section 1.14 of the CCI
Schedule (as defined below) which is outstanding on the day before the Effective Time shall be converted into the right to receive cash equal to the difference between (I) the product of (A) the number of shares of CCI Common Stock into which such option would then be exercisable in accordance with its terms and (B) the Merger Consideration and (ii) the option exercise price, subject to any required withholding of any amount for purposes of federal, state, local or foreign taxes. CCI shall thereupon immediately pay to the holder of such option such cash amount. CCI shall take all appropriate actions to obtain such consents as may be necessary for the transactions contemplated by this Article 1.14.

     1.15 Grant of Stock Option.  Upon execution hereof,
CCI shall execute and deliver to Pentair the Stock Option Agreement attached hereto as Exhibit
B, pursuant to which CCI is granting to Pentair an option to purchase from the Company up to 300,000 authorized but unissued shares of its common stock at a price of $13.50 per share.

                             ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF
THE PARTIES


     2.1  REPRESENTATIONS AND WARRANTIES
OF CCI.  CCI represents and warrants to
Pentair and Pentair Subsidiary as follows:

     (a) CCI Schedule. CCI has delivered in connection with this Agreement and Plan of Merger a schedule of information supplementing the disclosures contained in this Agreement and has included certain other information in its SEC Reports
(as hereinafter defined) (collectively the "CCI
     Schedule"), which shall be made a part of and incorporated into this Agreement as if fully set forth herein.

     (b) Organization and Standing of CCI. CCI is a corporation duly organized and validly existing under the laws of the State of North
Carolina and has the corporate power to own or lease
     its properties and to carry on its business as now being conducted. CCI is duly qualified or otherwise authorized to transact business as a foreign corporation and is in good standing in every jurisdiction in which such qualification or authorization is required by law carry on its business as now being conducted.

    (c) CCI Subsidiaries. CCI conducts its business directly and not through any subsidiary, association, joint venture, partnership or other business entity.

     (d) Authorized Stock. As of January 16, 1996, the authorized capital stock of CCI consisted of 10,000,000 shares of Common Stock, par value
$1.00 per share, of which 2,641,033 shares are
     issued and outstanding as of the date hereof. All of the issued and outstanding shares of CCI
     Common Stock have been validly issued and are fully paid and non-assessable (subject to statutory obligations of holders, if any) and free of preemptive rights. As of the date hereof:

          (I)       134,780 shares of CCI Common Stock
were reserved for issuance upon exercise of
          outstanding CCI stock options granted pursuant to the Communication Cable, Inc. Employee
          Stock Option Plan,

          (ii)      79,969 shares of CCI Common Stock
were reserved for issuance upon exercise of
          outstanding CCI stock options granted pursuant to the Communication Cable, Inc. Director
          Stock Option Plan and

          (iii)     24,720 shares of CCI Common Stock were
reserved for issuance upon exercise of
          outstanding stock options granted under the Communication Cable, Inc. 1995 Outside
          Directors Stock Option Plan.

     Except for the options and shares specified above and as reflected in Section 2.1(d) of the CCI
     Schedule, there is no contract, understanding, restriction or agreement, including any voting trust or other agreement or understanding with respect to the voting of any of the capital stock of CCI, or any convertible, exchangeable or exercisable security, option, warrant, call, or commitment on the part of CCI of any character relating to issued or unissued shares of the capital stock of CCI. All transfers of ownership of shares of CCI Common
Stock have been appropriately recorded on the stock transfer books of CCI.

     (e) Authorization. The Board of Directors of CCI has adopted resolutions approving the
     Agreement and the transactions contemplated hereby and has authorized the execution and delivery of the Agreement and has adopted resolutions approving this Agreement, recommending to the shareholders of CCI approve this Agreement and the Merger and submitting this Agreement to a vote of the holders of shares of CCI Common Stock taken at a meeting called for the purpose of considering and acting upon this Agreement. CCI has full power and authority to enter into this
     Agreement and, upon appropriate consent of its shareholders in accordance with the NCBCA, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by CCI and constitutes the valid and legally binding obligation of CCI, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

     (f) Articles of Incorporation and Bylaws. CCI has delivered to Pentair true and complete copies of its Articles of Incorporation and Bylaws as in effect as of the date hereof. All actions of the shareholders and of the Board of Directors of CCI to the date hereof have been properly and completely recorded in the books and records of CCI.

     (g)  Consents and Approvals.  Except for the
consents and approvals listed on the Schedule
     2.1(g) of the CCI Schedule, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by CCI of the transactions contemplated by this Agreement.

     (h) Defaults and Conflicts. CCI is not currently nor immediately prior to the Effective Time will be in default under its Articles of Incorporation or Bylaws, or in default under any indenture or under any material agreement or other material instrument to which it is a party or by which it or any of its properties is bound or to which it is subject. Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof, will (I) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving CCI,
(ii) conflict with the terms, conditions or provisions of the Articles of Incorporation or Bylaws of CCI,  (iii) conflict with, result in a breach
     of, constitute a default under or accelerate or permit the acceleration of the performance required by, any indenture or any material agreement or other material instrument to which CCI is a party or by which CCI is bound, (iv) result in the creation of any lien, charge or encumbrance upon any of the assets of CCI under any such agreement or instrument, or (v) terminate or give any party thereto the right to terminate any such indenture, agreement or instrument. Except as disclosed in Section 2.1(h)
     of the CCI Schedule, no consent of any third party to any indenture or any material agreement or other material instrument to which CCI is a party is required in connection with the Merger.

     (I) SEC Reports; Financial Statements. CCI has filed all required forms, reports, registration statements and documents with the Securities and Exchange Commission (the "SEC"), since
     December 31, 1991 (collectively, the "SEC
Reports"), each of which, as of its respective date,
     complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities
Exchange Act of 1934, as amended (the
     "Exchange Act"). As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     None of the information to be included in the proxy statement to be mailed to the shareholders of
     CCI in connection with the Merger or in any amendments thereof or supplements thereto (the
"Proxy
     Statement") will, at the time of (I) the first mailing thereof and (ii) the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     The audited consolidated financial statements of CCI included in its Annual Report on Form 10-K for the years ended October 31, 1992, 1993 and 1994, and the unaudited consolidated interim financial statements included in its Quarterly Report on Form 10-Q for its quarter ended July 31,
     1995 (and the audited consolidated financial statements of CCI included in its Annual Report on
     Form 10-K for the years ended October 31, 1995, when filed, will) fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated
     therein or in the notes thereto) the financial position of CCI as of the dates thereof and their consolidated statements of operations,
shareholders' equity, and cash flows for the periods then
     ended (in the case of any unaudited interim financial statements, subject to (I) normal year-end adjustments and (ii) standard limitations on the application of generally accepted accounting principles).

     Except as and to the extent reflected in the interim statement of financial position of CCI as of July
     31, 1995, and notes thereto (the "CCI July 31, 1995 Balance Sheet") or in Section 2.1(I) of the CCI
     Schedule, CCI has not had as of July 31, 1995, any liability or obligation (absolute, contingent or otherwise) except for contractual liabilities arising in the ordinary course which are not required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles.

     (j)  Changes Since July 31, 1995.  Except as
disclosed in Section 2.1(j) of the CCI Schedule,
     since July 31, 1995 there has been no material adverse change in the assets, properties, business, financial condition or results of operations of CCI;
and CCI has not, since July 31, 1995 (I) made
     any change in its authorized capital stock, (ii) issued any stock options, warrants or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) paid any stock dividend or made any reclassification in respect of its outstanding shares of capital stock, (iv)
     issued, transferred, sold or delivered any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchased or otherwise acquired for a consideration any outstanding shares of its capital stock, (vi) disposed of a material portion of CCI's assets, properties or business other than in the ordinary course of business, (vii) authorized or made any distribution to CCI's stockholders of any assets of CCI by way of cash dividends or otherwise; or (viii) amended its Articles of Incorporation or Bylaws. Except as and to the extent disclosed in Section 2.1(j) of the CCI Schedule, CCI has not incurred any liability or obligation (absolute, contingent or otherwise) since July 31, 1995, other than in the ordinary course of business. No material adverse change in inventory balances (defined for this purpose as a reduction in excess of $300,000.00 in the stated amount of such inventories) shall exist between the audited fiscal year end financial statements when issued and the draft unaudited fiscal year end financial statements attached to Section
2.1(j) of the CCI Schedule.

     (k)  Properties.

          (I) Real Estate and Mortgages. Section 2.1(k)(I) of the CCI Schedule sets forth a list and summary description of (A) all real property owned by CCI and all buildings and other structures located on such real property, (B) all leases, subleases or other agreements under which CCI is the lessor or lessee of any real property, (C) all unexpired options held by CCI or contractual obligations on its part to purchase or acquire any interest in real property, (D)
          all unexpired options granted by CCI or
contractual obligations on its part to sell or dispose
          of any interest in real property, and (E) all mortgages held by CCI (other than as investment securities), identifying all such mortgages, if any, for which deficiency notices have been issued or that are otherwise not current. Except as disclosed in Section 2.1(k)(I) of the CCI
          Schedule, as of the date hereof such leases, subleases and other agreements are in full force and effect and CCI has not received any notice of any material default thereunder. Each of the options disclosed in Section 2(k)(I) of the CCI
Schedule is in full force and effect.

          (ii) Title to Property.  Except as disclosed in
Section 2.1(k)(ii) of the CCI Schedule, CCI has good and marketable title to all real properties reflected in Section 2.1(k)(I) (the "Real
          Property") and good and marketable title to all other assets and properties shown as owned by it on the CCI July 31, 1995 Balance Sheet or acquired since that date (except properties disposed of in the ordinary course of business subsequent to said date), in each case free of all mortgages, liens, charges and encumbrances of any nature whatsoever, other than (A)
          liens for Taxes not yet due and payable and (B) such minor liens, charges and encumbrances as, in the aggregate, do not and would not if asserted have a material adverse effect on the assets, properties, business, financial condition or results of operations of CCI. There does not exist (a) any claim of adverse possession or prescriptive rights involving any of the Real
          Property, (b) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties in any material respect or(c) any structure of any other party which encroaches on or over the boundaries of any of such Real Property in any material respect. Except as set forth in the CCI Schedule, none of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law, regulation or ordinance.
No public improvements have been
          commenced which to CCI's best knowledge
none are planned which, in either case, may
          result in special assessments against or otherwise materially adversely affect any Real
          Property. No portion of any of the Real Property has been used as a landfill or for storage of Waste by CCI.  CCI has no notice or
knowledge of any (1) planned or proposed increase
          in assessed valuations of any Real Property, (2) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereon, (3) condition or defect which could give rise to an order of the sort referred to in "(2)" above, (4) aboveground or underground storage tanks currently existing or previously removed from the Real Property, (5) wells (except water wells) located on the
          Real Property, or (6) structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereon (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property).

          (iii) Condition. All property and assets owned or utilized by CCI which are material to its operations are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of CCI) and have been maintained consistent with prudent industry practice. No other assets or property are needed to permit CCI to carry on its business as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by CCI are suitable and adequate for the purposes for which it is presently being used and as it is proposed to be used.

     (l)  Compliance With Laws and Orders.

          (I) Compliance. Except as set forth in the CCI Schedule, to the knowledge of CCI, CCI is in compliance with all applicable statutes, laws, ordinances, rules or regulations
          (collectively, "Laws") and all orders, writs, injunctions, judgments, plans or decrees
          (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities") including, without limitation, those applicable to discrimination in employment, public health, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined, except where
noncompliance would not have a material adverse effect
          on CCI or its business operations. Except as set forth in the CCI Schedule, CCI has not received notice of any violation or alleged violation of, and is subject to no liability for past or continuing violation of, any Laws or Orders.

          (ii) Licenses and Permits. CCI has all material licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of its business (as presently conducted and as proposed to be conducted) and operation of its facilities (other than licenses, permits, registrations, approvals, authorizations and consents which if not obtained would not have a material adverse effect on CCI or its business operations). All such licenses, permits, approvals, authorizations and consents are described in the CCI Schedule, are in full force and effect, are not subject to any pending or, to the best of CCI's knowledge, threatened revocation or modification, and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in the CCI
          Schedule, to the knowledge of CCI, CCI
(including its operations, properties and assets) is
          and has been in compliance with all such permits and licenses, approvals, authorizations and consents, except to the extent that
noncompliance would not have a material adverse effect
          on CCI or its business operations.

          (iii) Environmental Matters. For purposes of this Agreement, applicable national, state, regional, county and local (whether foreign or domestic) Laws relating to pollution or protection of the environment, including, without limitation, Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource
          Conservation and Recovery Act, the Toxic
Substances Control Act and the Comprehensive
          Environmental Response Compensation Liability
Act ("CERCLA"), as amended, are herein
          collectively referred to as the "Environmental Laws." Without limiting the generality of the foregoing provisions of this Section 2.1(l), except as set forth on the CCI Schedule:

               (1)  CCI is in full compliance with all
Environmental Laws or any Order, notice
          or demand letter issued, entered, promulgated or approved thereunder, except to the extent that noncompliance would not have a material adverse effect on CCI's business operations.

               (2)  There is no litigation nor any demand,
claim, hearing or notice of violation
          pending or threatened against CCI relating in any way to the Environmental Laws or any
          Order issued, entered, promulgated or approved thereunder.

               (3)  There are no events, conditions,
circumstances, activities, practices, incidents, actions, omissions or plans which may

                    (A)  interfere with or prevent compliance or
continued compliance with the
               Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or

                    (B)  give rise to any liability, including,
without limitation, liability under
               CERCLA or similar state or local Laws, or otherwise form the basis of any litigation, hearing, notice of violation, study or
investigation, based on or related to the
               manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste,

          except to the extent that noncompliance would not have a material adverse effect on the CCI or its business operations.

               (4) CCI has made available to Pentair copies of all environmental assessments or studies within its possession related to the Real Property audits, now or previously owned, leased or operated by CCI.

     (m) Proprietary Rights. Section 2.1(m) of the CCI Schedule discloses all the trademarks, trade names, service marks, patents and software (and all registrations, applications, agreements and arrangements with respect thereto) (collectively the "Proprietary Rights") used in the business of
     CCI. Except as otherwise disclosed in such Schedule, CCI owns or is duly authorized to use all of such Proprietary Rights. Such Proprietary Rights as used by CCI in its business do not violate or infringe upon the proprietary rights of any third party, and there is no claim, action, proceeding or investigation pending or, to the best of CCI's knowledge, threatened against CCI with respect to any
     Proprietary Rights.

     (n) Receivables. The receivables shown on the July 31, 1995 Balance Sheet of CCI, or those which have been acquired since that date, have been collected or are collectible in the ordinary course of business in the amounts thereof (net of applicable reserves) carried on the books of CCI.

     (o)  Agreements.  Except as set forth in Section
2.1(o) of the CCI Schedule, CCI is not a party to nor is CCI bound by any oral or written

          (I) contract for the employment of any officer or employee which pursuant to its terms is not terminable without liability on 30 days (or less) notice or which provides for any further payments following such termination, or contract with a former officer or employee pursuant to which payments are required to be made at any time following the date hereof, or contract with any labor union or association representing any employee,

          (ii)      stock ownership, profit-sharing, bonus,
deferred compensation, stock option,
          severance pay, pension, retirement or similar plan or agreement,

          (iii) mortgage, indenture, note or installment obligation the unpaid balance of which exceeds $25,000, or other instrument relating to any borrowing of money by CCI, the unpaid balance of which exceeds $25,000,

          (iv) guaranty of any obligation for borrowings or otherwise which in the aggregate exceed
          $25,000,

          (v) agreement or arrangement for the sale or lease of any material amount of its assets or part of its business other than in the ordinary course of business or for the grant of preferential rights to purchase or lease any material amount of its assets or part of its business,

          (vi) agreement or arrangement obligating it to register any of its outstanding shares or other securities with the SEC,

          (vii) agreement or arrangement with any officer or director of CCI or any affiliate of CCI,
          or

          (viii)    contract, agreement or other instrument
which is material to the assets, properties,
          business, financial condition or results of operations of CCI.

     All contracts, plans, mortgages, indentures, guaranties and other agreements disclosed in Section
     2.1(o) of the CCI Schedule have been provided to Pentair and are in full force and effect as of the date hereof, neither CCI, nor to the best of its knowledge, any other party thereto is in default in any material respect as to any provision thereof, and no party thereto may terminate any of such agreements by reason of the transactions contemplated by this Agreement.

     (p) Litigation. Section 2.1(p) of the CCI Schedule sets forth a description of each lawsuit in which CCI is a party.  Except as disclosed in Section
2.1(p) of the CCI Schedule, there are no
     actions, suits or proceedings pending, or to the knowledge of CCI threatened, against or affecting
     CCI or its properties or businesses, at law or in equity, or before any governmental or administrative body or agency or before any arbitrator which, alone or in the aggregate, could materially and adversely affect the assets, properties, business, financial condition or results of operations of CCI or the ability of CCI to carry out the transactions contemplated in this Agreement. Except as may be disclosed on such Schedule, there are no unresolved disputes under any contract to which CCI is a party or by which CCI is bound involving in the aggregate an amount in excess of $50,000. CCI is not in default with respect to any order, writ, award, judgment, injunction or decree of any court, governmental or administrative body or agency, or arbitrator applicable to it which could have a materially adverse effect on the assets, properties, business, financial condition or results of operations of CCI.

     (q)  Taxes.

          (I) Except as disclosed in Section 2.1(q)(I) of the CCI Schedule: (A) all Tax Returns (as
          defined below) required to be filed with the appropriate taxing authorities have been filed by or on behalf of CCI and all Taxes (as defined below) shown to be due on such Tax Returns have been paid or provided for in full; (B) there are no liens for Taxes upon the assets of CCI except statutory liens for Taxes not yet due;(C) there are no outstanding deficiencies in respect of Taxes asserted or threatened or assessments of Taxes made or threatened, nor any administrative or judicial proceedings pending or threatened concerning Taxes, with respect to CCI and any deficiencies, assessments or proceedings shown in the CCI Schedule are being contested in good faith through
appropriate proceedings; (D) CCI has established on
          the financial statements described in Section 2(I) of this Agreement reserves and accruals adequate for the payment of all Taxes accruing with respect to or payable by CCI for all periods reflected therein; (E) there are no outstanding agreements or waivers extending the statutory period of limitations for assessment or collection applicable to any Taxes or Tax
          Returns required to be filed with respect to CCI;
(F) no refund claims relating to Taxes have been filed or are contemplated, and no refund action relating to Taxes is pending or
          contemplated; and (G) CCI has not requested any extension of time within which to file any
          Tax Return, which Tax Return has not been filed within such extension.

          (ii) The income Tax Returns of CCI (A) have been examined by the Internal Revenue
          Service or the statute of limitations for assessment for federal income taxes has expired for all taxable periods up to and including October
31, 1991 or both and (B) have been examined
          by the taxing authorities of all of the states disclosed in the CCI Schedule pursuant to Section
          2.1(b) or the statute of limitations for assessment of any state income taxes has expired for all periods up to and including October 31, 1991, or both, and there are no outstanding or unresolved proposed adjustments. Complete and accurate copies of all income Tax Returns of CCI for all taxable periods ending after October 31, 1991 have been provided to Pentair by CCI.

          (iii) Except as disclosed in Section 2.1(q)(iii) of the CCI Schedule, no power of attorney currently in force has been granted by CCI with respect to any matter relating to Taxes.

          (iv) The consummation of the transactions contemplated by this Agreement will not give rise to any payments by CCI which payments will not be deductible (in whole or in part) by reason of Section 280G of the Internal Revenue
Code (the "Code").

          (v)  CCI has made no elections under Section
341(f) (dealing with collapsible
          corporations) of the Code.

          (vi) CCI is not, nor has been within the last five years, a United States real property holding corporation within the meaning of
Section 897 of the Code.

          (vii) Except as described in Section 2.1(q)(iii) of the CCI Schedule, no action is required within sixty (60) days of the Effective Time to prevent the assessment or collection of Taxes, or to preserve the right to a refund of Taxes, except such action as is required or necessary in the ordinary course of business.

     For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, premium or privilege, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority (domestic or foreign) upon CCI, and the term "Tax Returns" shall mean all returns, declarations, reports, estimates, and statements, regarding Taxes, required to be filed under United States federal, state, local or any foreign laws.

     (r) Related Party Transactions. Except as disclosed in Section 2.1((r)) of the CCI Schedule,
     CCI has not made any loan to any director, officer or other affiliate of CCI which remains outstanding nor has CCI entered into any agreement, other than an agreement referred to in Section
     2.1(o) hereof, for the purchase or sale of any property or services from or to any director, officer or other affiliate of CCI.

     (s)  Employee Benefit Plans.

          (I) Section 2.1(s)(I) of the CCI Schedule sets forth a true and complete list of each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income
          Security Act of 1974, as amended ("ERISA") and each other plan, arrangement and agreement providing employee benefits
(collectively the "Plans"), that covers current or
          former employees of CCI or an affiliate thereof and that is presently or was formerly maintained by CCI or any affiliate thereof or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with CCI would be deemed a "single employer" within the meaning of Section 4001 of ERISA. None of the Plans is a
          "multiemployer plan," as defined in Section 3(37) of ERISA. CCI has delivered or made available to Pentair copies of all such Plans; any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements relating thereto;
          determination letters, if any, from the Internal Revenue Service with respect to each of the
          Plans which is intended to be tax-qualified under the Code ("ERISA Plans"); actuarial valuations, if applicable, for the most recent plan year for which such valuations are available; the current summary plan descriptions and summary of material modifications thereto; the annual return/report on Form 5500, and all schedules thereto and summary annual reports for each Plan for each of the last three years; each audit report for a Plan associated with such annual report; and a list and description of the Plan's assets as of the end of the year covered by such annual report.

          (ii) Each of the ERISA Plans is and has been maintained in substantial compliance with all applicable provisions of law, including the Code and ERISA. Neither CCI nor any
          ERISA Affiliate currently maintains, sponsors, contributes to or is obligated to contribute to a defined benefit pension plan as defined in
Section 414(j) of the Code, nor has done so in the past. Neither CCI nor any ERISA Affiliate maintains, sponsors, contributes to or is
          obligated to contribute to a plan subject to Part 3 of Title I of ERISA or Section 412 of the
          Code.

          (iii) The written terms of each of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with all applicable laws including ERISA, the Code, the Age Discrimination in Employment Act,
          and the Medical and Family Leave Act, as applicable, and each of such Plans has been administered in substantial compliance with such requirements.

          (iv) Except with respect to income taxes on benefits paid or provided, no income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary, CCI and
          ERISA Affiliates) with respect to the operations of, or any transactions with respect to, any
          Plan. No action has been taken, nor has there been any failure to take any action, nor is any action or failure to take action contemplated, that would subject any person or entity to any liability for any tax or penalty in connection with any Plan. No reserve for any taxes or penalties has been established with respect to any Plan, nor has any advice been given to any person with respect to the need to establish such a reserve.

          (v) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or(C) complaints to or by any
governmental entity, which are pending, anticipated
          or threatened, against a Plan or its assets or any fiduciary with respect to any such Plan.

          (vi) The present value of the future cost to CCI and ERISA Affiliates of post-retirement medical benefits that CCI or any ERISA Affiliate is obligated to provide, calculated on the basis of actuarial assumptions CCI considers reasonable estimates of future experience and which have been provided to Pentair, does not exceed the amount specified in Section
          2.1(s)(vi) of the CCI Schedule.

          (vii) Neither CCI nor any ERISA Affiliate, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee,
administrator or other fiduciary thereof has engaged in
          a transaction in connection with which CCI or any ERISA Affiliate, any of the ERISA Plans, any such trust, or any trustee, administrator or other fiduciary thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to Sections 502(I) or (l) of ERISA or a tax imposed pursuant to Section 4975 of the
          Code.

     (t) Finders and Investment Bankers. Except as set forth on Schedule 2.1(t), CCI has not retained any broker, finder or other agent or incurred any liability for any brokerage fees, commissions or finders' fees with respect to the Merger.

     (u) Disclosure. No representation or warranty of CCI and no statement or information relating to CCI or its business or properties contained in (I) this Agreement, (ii) the CCI Schedule, or (iii)
     in any certificate furnished or to be furnished to Pentair or Pentair Subsidiary pursuant to this
     Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

     2.2  REPRESENTATIONS AND WARRANTIES
OF PENTAIR AND PENTAIR
SUBSIDIARY. Pentair and Pentair Subsidiary represent and warrant to CCI as follows:

     (a)  Organization of Pentair and Pentair Subsidiary.
Pentair is a corporation duly organized,
     validly existing and in good standing under the laws of the state of Minnesota. Pentair Subsidiary is a corporation duly organized and validly existing under the laws of the State of North Carolina.
     Pentair Subsidiary is a wholly-owned subsidiary of Pentair.

     (b) Authorization. The Board of Directors of each of Pentair and Pentair Subsidiary has adopted resolutions approving the transactions contemplated by this Agreement and has authorized the execution and delivery of this Agreement by Pentair and Pentair Subsidiary, respectively.
     Pentair and Pentair Subsidiary each has full power and authority to enter into this Agreement and subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Pentair and Pentair Subsidiary and constitutes the valid and legally binding obligation of each of them, enforceable against them in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

    (c) Consents and Approvals. Except for consents and approvals listed on the Pentair Schedule, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Pentair or Pentair Subsidiary of the transactions contemplated by this Agreement.

     (d) Defaults and Conflicts. Subject to the receipt of all consents and approvals contemplated by this Agreement, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof will not (I) violate any judicial or administrative order, writ, award, judgment, injunction or decree involving Pentair or Pentair Subsidiary, or (ii) conflict with any of the terms, conditions or provisions of the charter or bylaws of Pentair or Pentair Subsidiary. No consent of any third party to any indenture or any material agreement or other material instrument to which Pentair or Pentair
     Subsidiary is a party is required in connection with the Merger.

     (e) SEC Filings. None of the information supplied or to be supplied by Pentair or Pentair
     Subsidiary in writing expressly for inclusion in the Proxy Statement will, at the time of (I) the first mailing thereof and (ii) the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated
     therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (f) Funds Available. Pentair and Pentair Subsidiary have available to them sufficient funds under Pentair's credit facility with Bank America to perform all of their respective obligations pursuant to the Merger and that no consent or approval of the lenders thereunder is required for the borrowing of such funds.

     (g) Pentair Schedule. Pentair has delivered in connection with this Agreement and Plan of
     Merger a schedule of information supplementing the disclosures contained in this Agreement (the
     "Pentair Schedule"), which shall be made a part of and incorporated into this Agreement as if fully set forth herein.


                             ARTICLE III

                        RIGHT TO INVESTIGATE

     CCI shall afford to the officers and authorized representatives of Pentair free and full access to the offices, properties, books and records of CCI in order that Pentair may have full opportunity to make such investigations as they shall desire of the affairs of CCI, and the officers of CCI shall furnish Pentair with such additional financial and operating data and other information as to the assets, properties and business of CCI as Pentair shall from time to time reasonably request. CCI shall consent to the review by the officers and authorized representatives of Pentair of the reports and working papers of CCI's independent auditors and to discussions by the officers and authorized representatives of Pentair with parties with which CCI has business relationships. All such information shall be held confidential in accordance with the Confidentiality Agreement delivered by Pentair to CCI dated December 13, 1995. Notwithstanding the right of Pentair to conduct such investigation, Pentair has conducted an investigation of CCI and its business operations and will perform its obligations under this Agreement, subject to its right to terminate pursuant to Section 10.1 hereof, regardless of the results of such continuing investigation.


                             ARTICLE IV

                          COVENANTS OF CCI

     CCI covenants that, with respect to the period between the date hereof and the Effective Time of
Merger:

     4.1 Conduct of Business. CCI shall conduct its business operations only in the ordinary course of business and consistent with past practices and, without the prior written consent of Pentair, shall not:

     (a)  amend its Articles of Incorporation or Bylaws;

     (b) dispose of any assets other than in the ordinary course of business;

    (c) permit the lapse of any insurance policy material to the business;

     (d)  enter into any agreement of the type set forth in
Section 2.1(o), nor amend any such
          agreement, whether or not currently in existence;
or

     (e) discharge any liabilities other than in the normal course of business or waive or settle any material claim of CCI for less than the actual value thereof.

     4.2 Liabilities. Without the prior written consent of Pentair, CCI will not agree to incur or to become subject to any material liability or obligation (absolute, contingent or otherwise) except liabilities incurred or obligations under contracts entered into in the ordinary course of business.

     4.3 Changes in Stock. Unless the prior written consent of Pentair is first obtained, CCI will not:

          (I) make any change in its authorized capital stock,

          (ii)      issue any stock options, nor issue any
warrants, or other rights calling for the issue,
          transfer, sale or delivery of its capital stock or other securities,

          (iii)     pay any stock dividend or make any
reclassification in respect of its outstanding shares of capital stock,

          (iv) issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock),

          (v)  purchase or otherwise acquire for a
consideration any outstanding shares of its capital stock, or

          (vi) declare, pay or set apart in respect of its capital stock any dividends or other distributions or payments.

     4.4 Stock Options. CCI shall take all actions necessary, if any, to comply with the terms of
Section 1.14 of this Agreement.

     4.5 Consents. CCI shall, as soon as practicable, prepare or cause to be prepared and made all necessary filings with all governmental or regulatory bodies or other entities and shall use its best efforts to obtain all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities listed on the CCI
Schedule and from all parties to any indenture, agreement or other instrument material to the business of CCI, and furnish true, correct and complete copies of each thereof to Pentair.

     4.6 Notice. CCI shall give prompt notice and complete copies to Pentair of

          (I) any notice of, or other communication relating to, a default or event which with notice or lapse of time or both would become a default, received by CCI subsequent to the date of this Agreement and prior to the Effective Time, under its Articles of Incorporation or Bylaws or any indenture, or material
instrument or agreement, to which CCI is a party,
          by which it or any of its properties is bound or to which it or any of its properties is subject, except where such default would not have a material adverse effect on the business operations of CCI;

          (ii)      any notice or other communication from
any third party alleging that the consent of
          such third party is or may be required in connection with the transactions contemplated hereby;

          (iii) the occurrence of any event which results in a material adverse change in the assets, properties, business, financial condition or results of operations of CCI;

          (iv) all minutes of meetings of the Board of Directors or any committee thereof and of the shareholders of CCI from the date hereof to the Effective Time, certified by the Secretary or acting secretary of the Company;

          (v) any matter which, if it had occurred prior to the date hereof, would have been required to be included on the CCI Schedule;
and

          (vi) any assertion by a shareholder of his, her or its dissenters' rights under Article 13 of the NCBCA

     In addition, CCI shall give prompt notice to Pentair of any act, fact or circumstance of which it shall become aware from the date hereof to the Effective
Time which would have been required to be
     listed on the CCI Schedule pursuant to Section 2.1 hereof.

     4.7 Shareholders' Meeting. CCI shall duly call a meeting of its shareholders to be held during the week of February 19, 1996 or as soon thereafter as mutually agreeable to CCI and Pentair for the purpose of voting on the Agreement and, in connection therewith, CCI shall prepare and file with the SEC, as soon as is reasonably practicable, the required proxy materials with respect thereto, in form and substance acceptable to Pentair, and shall use its best efforts to obtain prompt clearance by the SEC for the mailing of such material to the CCI shareholders. CCI shall thereupon mail such proxy statements to its shareholders. CCI agrees to use its best efforts to obtain the necessary approval of the Agreement by the stockholders of CCI.

     4.8 Acquisition Proposals. Neither CCI nor its directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives shall (a) encourage, initiate or solicit, directly or indirectly, any inquiries or the making of any proposals by, or engage in discussions or negotiations with, any third party (other than Pentair and Pentair
Subsidiary) concerning any merger, consolidation, sale of assets, tender offer, sale of shares or similar transaction involving CCI or any significant assets of CCI, other than the Merger (each an "Acquisition Proposal"), or (b) disclose directly or indirectly to any person preparing to make an Acquisition Proposal any confidential information regarding CCI, or(c) enter into any understanding, agreement or commitment with any third party providing for an acquisitive transaction, equity investment or sale of any significant assets of CCI. Notwithstanding the foregoing, the Board of Directors or any committee thereof appointed for purposes of the foregoing (a "Committee"), officers, employees, representatives and agents of CCI may (I) take action upon receipt of the advice of special legal counsel that such action is advisable in order to fulfill the fiduciary duties of the Board or the Committee, and (ii) provide confidential information regarding CCI to a potential purchaser upon the prior written request of such purchaser whom the Board or Committee reasonably believes (A) is qualified and creditworthy, (B) will not use such information to the competitive disadvantage of CCI and (C) intends to make a serious offer which may result in a transaction more favorable to the shareholders of CCI than the consideration payable in connection with the Merger;
provided that such disclosure is made subject to an appropriate confidentiality agreement, and the request does not arise as a result of any solicitation for expression of interest by CCI or any of its directors, officers, employees, financial advisors, legal counsel, accountants or other agents and representatives. CCI will notify Pentair immediately if any Acquisition
Proposal or any request for confidential information is received, shall inform Pentair if CCI's Board or Committee has been advised by special legal counsel to consider such Acquisition Proposal in order to fulfill the fiduciary duties of the Board of Directors and shall provide to Pentair such information regarding any Acquisition Proposal or request for information as Pentair may reasonably request. No action contemplated or permitted by this Section 4.8 shall in any manner be construed or deemed to diminish, relieve or release any obligations of CCI or Pentair to pay a termination fee or expense reimbursement pursuant to Sections
10.2, 10.3 or 10.4 below.

     4.9 Reports. Promptly after filing with the applicable authorities, CCI shall provide to Pentair copies of any document filed with the Secretary of State of North Carolina or the Securities and Exchange
Commission, including specifically, but without limitation, its Annual Report on Form 10-K with respect to the fiscal year ended October 31, 1995 and its Annual Report to shareholders for the same period.

     4.10 Cooperation. CCI shall execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by Pentair to carry out the provisions hereof and to consummate the transactions contemplated hereby.

     4.11 Conditions Precedent. CCI shall use its best efforts to cause all of the conditions precedent to the consummation of the Merger applicable to them to be met.


                              ARTICLE V

                        COVENANTS OF PENTAIR
                       AND PENTAIR SUBSIDIARY

     Pentair and Pentair Subsidiary covenant that, with respect to the period between the date hereof and the Effective Time of Merger:

     5.1 Consents. Pentair and Pentair Subsidiary shall, as soon as practicable, prepare and make all necessary filings with all governmental or regulatory bodies or other entities and shall use its best efforts to obtain all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities listed on the Pentair Schedule and furnish true, correct and complete copies of each to CCI.

     5.2  Directors' and Officers' Insurance.  After the
Effective Time, Pentair will cause CCI as the Surviving Corporation, or another affiliate of Pentair, to (I) maintain the current directors' and officers' liability and corporate indemnification insurance policy of CCI, or a substantially similar policy, subject to terms and conditions no less advantageous than under such current policy, for all officers and directors of CCI on the date of this Merger Agreement, for twenty four (24) months after the Effective Time to cover acts and omissions of directors and officers of CCI occurring prior to the Effective Time and (ii) maintain in effect provisions of the Bylaws of the Surviving
Corporation, relating to the rights of officers and directors with respect to indemnification for acts and omissions occurring prior to the Effective Time on terms no less advantageous to such officers and directors as in effect prior to the Effective Time.

     5.3 Cooperation. Pentair and Pentair Subsidiary shall execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by CCI to carry out the provisions hereof and to consummate the transactions contemplated hereby.

     5.4  Conditions Precedent.  Pentair and Pentair
Subsidiary shall use its best efforts to cause all of the conditions precedent to the consummation of the Merger applicable to it to be met.


                             ARTICLE VI

                    CLOSING AND CLOSING DOCUMENTS

     6.1  Closing.  The closing ("Closing") under this
Agreement shall be held at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., in Raleigh, North Carolina at 10:00 a.m., Eastern
Time, as promptly as practicable after the fulfillment or waiver of all the terms and conditions contained in Articles VI, VII, VIII and IX of this Agreement, or at such other place and time as shall be mutually agreeable to the parties. The required number of fully executed and verified copies of the Articles of Merger shall be filed immediately after the Closing with the Secretary of State of North Carolina.

     6.2 CCI Closing Documents. At the Closing, CCI shall deliver, or cause to be delivered, to
Pentair:

     (a) Closing Certificate. A certificate of CCI, signed by its President, which shall confirm the compliance by CCI in all material respects with its covenants and agreements contained in this
     Agreement and the accuracy in all material respects of the representations and warranties made by
     CCI in this Agreement at and as of the Effective
Time as if made at such time and as contemplated by this Agreement.

     (b)  Opinion of Counsel.  The opinion of McDaniel &
Anderson, counsel to CCI, dated the
     Effective Time, and in form and substance satisfactory to Pentair, covering the matters set forth in
     Exhibit C hereto.

     (c) Certificate of Election. A certificate of CCI's inspector of elections or secretary as to the vote taken at the meeting of the holders of shares of CCI Common Stock with respect to this
     Agreement and as to the holders of shares of CCI
Common Stock that shall have demanded payment
     of the fair value of their shares of CCI Common
Stock pursuant to the NCBCA.

     (d) Resignations. Written resignations, effective the Effective Time, of those directors and officers of CCI specified on a schedule to be delivered by Pentair to CCI prior to the Closing.

     (e)  Certified Articles.  Articles of Incorporation of
CCI certified by the Secretary of State of
     North Carolina within ten (10) days prior to the Closing.

     (f)  Certificate of Existence.  A Certificate of
Existence of CCI certified by the Secretary of
     State of North Carolina within ten (10) days prior to the Closing.

     6.3  Pentair Closing Documents.  At the Closing,
Pentair and Pentair Subsidiary shall deliver, or cause to be delivered, to CCI:

     (a)  Pentair Closing Certificate.  A Certificate of
Pentair, signed by its Chief Executive Officer
     or any Vice President, which shall confirm the compliance by Pentair in all material respects with its covenants and agreements contained in this Agreement and the accuracy in all material respects of the representations and warranties made by it in this Agreement at and as of the Effective Time as if made at such time and as contemplated by this Agreement.

     (b)  Pentair Subsidiary Closing Certificate.  A
Certificate of Pentair Subsidiary, signed by its
     President or any Vice President, which shall confirm the compliance by Pentair Subsidiary in all material respects with its covenants and agreements contained in this Agreement and the accuracy in all material respects of the representations and warranties made by it in this Agreement at and as of the Effective Time as if made at such time and as contemplated by this Agreement.

     (c)  Opinion of Counsel.  The opinion of Henson &
Efron, counsel to Pentair and Pentair
     Subsidiary, dated the Effective Time, and in form and substance satisfactory to CCI, covering the matters set forth in Exhibit D hereto.

     (d)  Certificate of Existence.  A Certificate of
Existence of Pentair Subsidiary certified by the
     Secretary of State of North Carolina within ten (10) days prior to the Closing.

                                              ARTICLE VII

                   CONDITIONS TO THE OBLIGATIONS OF
                    PENTAIR AND PENTAIR SUBSIDIARY

     The obligations of Pentair and Pentair Subsidiary under this Agreement to cause the Merger contemplated hereby to be consummated are, at their option, subject to the fulfillment of conditions that:

     7.1 Validity of Representation and Warranties. The representations and warranties of CCI contained in Section 2.1(a) through Section 2.1(j) hereof shall be true in all material respects when made and, in addition, shall be true in all material respects on and at the Effective Time with the same force and effect as though made on and at the Effective Time, and there shall be at the time of execution hereof, no knowing breach of any representation and warranty of CCI contained in Section 2.1(k) through Section
2.1(u) hereof.

     7.2 Consents. All consents, waivers, approvals, authorizations or orders listed on the CCI
Schedule shall have been obtained by CCI and copies of the same shall have been delivered to Pentair.

     7.3 Compliance with Covenants. CCI shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Effective Time.

     7.4 Opinion of Counsel. Pentair shall have received the opinion of L. Bruce McDaniel, counsel for CCI, specified in Section 6.2(b).

     7.5 Resignations. The directors of CCI as specified in the schedule to be delivered pursuant to
Section 6.2(d) shall have tendered their resignations in writing, effective on the Effective Time.

                            ARTICLE VIII

                CONDITIONS TO THE OBLIGATIONS OF
CCI

     The obligations of CCI under this Agreement to cause the Merger contemplated hereby be to consummated are, at its option, subject to fulfillment of the conditions that:

     8.1  Validity of Representations and Warranties.
The representations and warranties of Pentair and Pentair Subsidiary herein contained shall have been in all material respects true when made and, in addition, shall be true in all material respects on and at the Effective Time with the same force and effect as though made on and at the Effective Time.

     8.2 Consents. All consents, waivers, approvals, authorizations or orders listed on the Pentair
Schedule shall have been obtained by Pentair and copies of the same shall have been delivered to CCI.

     8.3  Compliance with Covenants.  Pentair and
Pentair Subsidiary shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Effective Time.

     8.4 Opinion of Counsel. CCI shall have received the opinion of Henson & Efron, P. A., counsel to Pentair, specified in Section 6.3(c).

     8.5  Delivery of Merger Consideration.  Pentair or
Pentair Subsidiary shall have delivered the Merger Consideration to the Paying Agent pursuant to
Section 1.9 hereof.


                             ARTICLE IX

              CONDITIONS APPLICABLE TO PENTAIR
AND CCI

     The obligations of Pentair and CCI under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are subject to the following terms and conditions:

     9.1 Hart-Scott-Rodino Act. Any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements
Act of 1976 shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

     9.2 Injunction. The consummation of the Merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction. No material litigation or administrative proceeding shall be pending or threatened as of the Effective Time seeking to restrain, enjoin or prohibit the consummation of this Agreement or the Merger.

     9.3 Approval of CCI Shareholders. This Agreement shall have been approved and adopted at a duly called meeting of the shareholders of CCI
Common Stock by at least eighty percent (80percent) of the issued and outstanding shares of CCI Common Stock entitled to vote thereon by no later than May 1, 1996.

     9.4 Effective Time. The Effective Time shall be no later than 5:00 P.M. Eastern Time on May 15, 1996.


                              ARTICLE X

                   TERMINATION AND TERMINATION FEE

     10.1 Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Secretary of State of North
Carolina, whether before or after action by the shareholders of CCI as contemplated by Section 4.8 of this Agreement and without further approval by the outstanding shareholders of CCI, effective upon receipt of notice of termination to the non-terminating party:

          (I) by mutual written consent of the Boards of Directors of Pentair and CCI,

          (ii)      by action of the Board of Directors of
Pentair in the event of a failure of a condition
          set forth in Article VII of this Agreement as of the time such condition is required hereunder to be fulfilled,

          (iii) by action of the Board of Directors of CCI in the event of failure of a condition set forth in Article VIII of this Agreement as of the time such condition is required hereunder to be fulfilled,

          (iv)      by action of the Board of Directors of
either Pentair or CCI in the event of a failure
          of a condition set forth in Article IX of this Agreement as of the time such condition is required hereunder to be fulfilled, or

          (v) by action of the Board of Directors of CCI in the event CCI enters into an Acquisition
          Proposal with any third party, subject to its payment of the termination fee set forth in
          Section 10.2 and the expense reimbursement in
Section 10.3.

     10.2 Termination Fee. If:

     (1) this Agreement is terminated by Pentair as a result of any knowing breach by CCI of any representation, warranty or covenant contained in this Agreement; or

     (2) CCI enters into an Acquisition Proposal (other than this Agreement), or any
     Acquisition Proposal (other than the Merger) is consummated, on or before January 14,
     1997, unless Pentair has breached, terminated or abandoned this Agreement for any reason other than a breach by CCI of its obligations hereunder; or

     (3) any third party makes an Acquisition Proposal or acquires CCI Common Stock and thereafter holds 20 percent or more of the then current issued and outstanding CCI Common Stock, and thereafter (A) the Board of Directors of CCI does not reject any Acquisition Proposal of any third party, or (B) this Agreement is terminated or abandoned as a result of the shareholders' failure to approve the Merger and the price per share of such Acquisition
     Proposal is higher than the price per share of the Merger Consideration at the time of the shareholder vote,

     then CCI shall pay to Pentair, immediately upon the occurrence of the first event to occur set forth above in subparagraphs (1), (2) or (3) of this
Section 10.2, a termination fee equal to $1,000,000.

     10.3 Expense Reimbursement by CCI. If an event occurs, as a result which a termination fee becomes payable under Section 10.2 above, CCI shall promptly pay to Pentair upon demand the amount of Pentair's out-of-pocket expenses incurred in connection with Pentair's investigation of CCI, the preparation, negotiation and performance of this Agreement and any other expenses relating to the Merger, including fees and expenses of all consultants, counsel, accountants and other third parties, subject to a maximum amount of $250,000. Pentair shall provide to CCI in connection with such demand a copy of all invoices and other evidence of such costs claimed for reimbursement.

     10.4 Expense Reimbursement by Pentair. If Pentair breaches its obligations hereunder, Pentair shall reimburse CCI for its out-of-pocket costs and expenses incurred to that date in connection with the Merger, including fees and expenses of all consultants, counsel, accountants and other third parties, subject to a maximum amount of $250,000. CCI shall provide to Pentair in connection with such demand a copy of all invoices and other evidence of such costs claimed for reimbursement.

     10.5 Survival of Rights.  The provisions of this Article
X shall be binding and effective upon
execution hereof, notwithstanding any failure of performance or satisfaction of any conditions set forth in Articles VII, VIII or IX and notwithstanding any failure to close the Merger pursuant to Article VI hereof.

                             ARTICLE XI

                            MISCELLANEOUS

     11.1 Payment of Expenses.  Except as provided in
Article X, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering and carrying out this Agreement and to the consummation of the Merger.

     11.2 Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters.

     11.3 Modifications, Amendments and Waivers. At any time prior to the Effective Time, the parties hereto may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, (c) waive compliance with any of the covenants or agreements contained in this Agreement, or (d) make any other modification of this Agreement approved by the respective Boards of Directors of the parties hereto. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     11.4 Assignment; Parties in Interest. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

     11.5 Schedules.  All information set forth in the CCI
Schedule shall be deemed a representation and warranty of CCI as to the accuracy of such information. All information set forth in the Pentair
Schedule shall be deemed a representation and warranty of Pentair as to the accuracy of such information.

     11.6 Press Releases. Except as may otherwise be required by law, and upon execution or material amendment hereof, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made prior to the Effective Time without advance approval thereof by CCI and Pentair. CCI and Pentair will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby.

     11.7 Knowledge. Where representations and warranties are made herein "to the knowledge of" any entity, no executive officer or director of any party has any knowledge that such representation and warranty is not true and correct to the same extent as provided therein and that:

          (I)  each such person has exercised due
diligence and has made reasonable and
          appropriate investigations and inquiries; and

          (ii) nothing has come to the attention of such person in the course of such investigations and inquiries or otherwise which would
reasonably cause such person, in the exercise of his
          individual due diligence, to believe that such representation or warranty is not true and correct.

     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

     11.9 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight express service or confirmed facsimile transmission, if to Pentair or Pentair Subsidiary,
                                   Pentair
                                   1500 County Road B2 West
                                   St. Paul, MN 55113-3105
                                   Attention: Richard J. Cathcart
                                   Facsimile: (612) 639-5209

     with a copy to         Henson & Efron, P. A.
                                   1200 Title Insurance Building
                                   400 Second Avenue South
                                   Minneapolis, MN 55401
                                   Attention: Louis L. Ainsworth
                                   Facsimile: (612) 339-6364

     if to CCI                 Communication Cable, Inc.
                                   1378 Charleston Drive
                                   P. O. Box 1757
                                   Sanford, NC 27331
                                   Attention: James R. Fore
                                   Facsimile: (919) 776-5601

     with a copy to        McDaniel & Anderson
                                   4942 Windy Hill Drive
                                   P. O. Box 58186
                                   Raleigh, NC 27658
                                   Attention: L. Bruce McDaniel
                                   Facsimile: (919) 790-9273

 or to such other persons as may be designated in writing by the parties.

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     11.10 Counterparts. For the convenience of the parties hereto, this Agreement and any amendment hereto may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     11.11. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     11.12 Severability. Should any provision of this Agreement be or become invalid in whole or in part or be incapable of performance for whatever reason, then the validity of the remaining provisions of this Agreement shall not be affected thereby. In such event, the parties hereby undertake to substitute for any such invalid provision or for any provision incapable of performance, a provision which corresponds to the spirit and purpose of such invalid or unperformable provision as far as permitted under applicable law, so as to provide to the parties to the fullest extent possible the economic purpose and effect of this Agreement.

     In Witness Whereof, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.


     PENTAIR, INC.


     By ____________________________
     Its Executive Vice President

    And By ____________________________
     Its Secretary



     COMMUNICATION CABLE, INC.



     By ____________________________
     Its ____________________________

    And By ____________________________
     Its ____________________________



     PENTAIR ACQUISITION
     CORPORATION



     By ____________________________
     Its President

    And By ____________________________
     Its Secretary

EXHIBIT A

ARTICLES OF MERGER
OF
PENTAIR ACQUISITION CORPORATION
INTO
COMMUNICATION CABLE, INC.


     Pursuant to Section 55-11-05 of the North Carolina
Business Corporation Act, the
undersigned, Communication Cable, Inc. ("CCI"), a corporation organized under the laws of the State of North Carolina, hereby submits these Articles of Merger for the purpose of merging Pentair
Acquisition Corporation ("PAC"), a corporation organized under the laws of North Carolina, with and into CCI.

     The following plan of merger was duly approved in the manner prescribed by law by the shareholders of each of the corporations participating in the merger.

                           ARTICLE 1

                   THE MERGER: EFFECTIVE TIME

1.1 The Merger. Pursuant to the terms and conditions of these Articles of Merger and in accordance with Article 11 of the North Carolina
Business Corporation Act (the "NCBCA"), (a)
PAC shall be merged with and into CCI (the "Merger") and the separate corporate existence of PAC shall thereupon cease, (b) CCI shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of North Carolina, and (c) the separate corporate existence of CCI with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. PAC and CCI, as parties to the Merger, are sometimes referred to herein as the "Constituent Corporations." CCI as the corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation."

1.2 Name. The name of the Surviving Corporation shall be Communication Cable, Inc.

1.3  Effective Time. The Merger shall be effective (the
"Effective Time") at the time and on the date that these Articles of Merger are filed with the Secretary of State of North Carolina.

1.4 Effects of the Merger. The Merger shall have the effects specified in Article 11 of the NCBCA.

                           ARTICLE 2

                 ARTICLES OF INCORPORATION AND
              BYLAWS OF THE SURVIVING
CORPORATION

2.1  Articles of Incorporation.  The Articles of
Incorporation of PAC as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation (until duly amended in accordance with the terms thereof and of the NCBCA).

2.2  Bylaws. The Bylaws of PAC as in effect
immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (until duly amended in accordance with the terms thereof, the Articles of Incorporation of the Surviving
Corporation and the NCBCA).

                           ARTICLE 3

                   DIRECTORS AND OFFICERS OF
                   THE SURVIVING CORPORATION

3.1  Directors.  The directors of PAC at the Effective
Time, shall, from and after the Effective
Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and
Bylaws.

3.2 Officers. The officers of PAC at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and
Bylaws.

                           ARTICLE 4

              MERGER CONSIDERATION; CONVERSION
OR
              CANCELLATION OF SHARES IN THE
MERGER

4.1  Merger Consideration: Conversion of Shares and
Options.  The manner of converting
shares of capital stock of the Constituent Corporations in the Merger shall be as follows:

(a) At the Effective Time, except as otherwise provided in Sections 4.3 and 4.4 hereof, each share of common stock of CCI, par value $1.00 per share, outstanding immediately prior to the Effective Time (the "CCI Common Stock"), shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive $__.__ in cash (subject to appropriate adjustment for any stock split, reverse stock split, cash dividend, stock dividend or other similar distribution or reclassification with respect to the outstanding shares of CCI Common Stock from the date hereof to the Effective Time) (the "Merger Consideration").

(b) Each share of CCI Common Stock, if any, which is issued and held in the treasury of CCI, shall, by virtue of the Merger and without any action on the part of PAC or of CCI, at the Effective Time, be retired and canceled, and no cash or other consideration shall be issued with respect thereto.

(c) All shares of common stock of PAC issued and outstanding at the Effective Time shall be converted into and exchanged for an equal number of shares of common stock of the Surviving Corporation so that the Surviving Corporation shall become a wholly-owned subsidiary of Pentair, Inc., a Minnesota corporation ("Pentair").

(d) As of the Effective Time, each option to purchase shares of common stock of CCI which is outstanding on the date hereof and at the Effective Time shall be converted into the right to receive the Merger Consideration on the same basis on which shares of Common Stock of CCI will be converted into cash pursuant to the Merger.

4.2 Payment for Shares in the Merger. As promptly as practicable after the Effective Time, each holder of shares of common stock of CCI shall, upon presentation and surrender of the certificate or certificates therefor to the Paying Agent
(as defined in the Agreement and Plan of Merger dated January __, 1996 among CCI, PAC and
Pentair (the "Merger Agreement")) for
cancellation in accordance with transmittal materials to be delivered to the holders of the common stock of CCI in accordance with the Merger
Agreement, be entitled to receive in exchange therefor a check or checks payable to such person representing payment of cash into which such holder's shares of common stock of CCI have been converted at the Effective Time. Each certificate which represented issued and outstanding shares of common stock of CCI immediately prior to the Effective Time shall be deemed canceled at the Effective Time and shall represent only the right to receive cash for each share represented by such certificate.

4.3 Dissenting Shares. Each outstanding share of common stock of CCI for which written notice of intent to demand payment therefor is delivered in accordance with Article 13 of the NCBCA and is not voted in favor of the Merger shall not be converted into or represent a right to receive cash hereunder, unless and until the holder thereof shall have failed to perfect his demand for payment under Article 13 of the NCBCA, in which event that holder's shares shall be converted into a right to receive cash in the same manner and subject to the same conditions as provided for other outstanding shares of common stock of CCI in this
Article I.  All such shares of common stock of
CCI for which such a written notice of intent to demand payment is so delivered and which are not voted in favor of the Merger, except for such shares of common stock of CCI for which a demand for payment is not perfected in accordance with the NCBCA, are herein called "Dissenting Shares."
CCI shall give Pentair and PAC prompt notice upon receipt by CCI of any such written notice of intent to demand payment for shares of common stock of CCI. Prior to the Effective Time CCI will not, except with the prior written consent of Pentair, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Each holder of Dissenting Shares who becomes entitled, pursuant to Article 13 of the NCBCA, to receive payment for the fair value of his shares shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions), and such shares shall be retired and canceled.

4.4 Transfer of Shares of CCI Common Stock After the Effective Time. No transfers of shares of common stock of CCI shall be made on the stock transfer books of CCI at or after the Effective
Time.

     This the ______ day of ______________, 1996.


                              COMMUNICATION CABLE, INC.



                              By
____________________________
                              Its
____________________________

EXHIBIT B

                       STOCK OPTION AGREEMENT


     This AGREEMENT is made as of January __, 1996, between Communication Cable, Inc., a
North Carolina corporation (the "Company"), and
Pentair, Inc., a Minnesota corporation ("Pentair").

                              RECITALS

     The Company and Pentair have entered into an Agreement and Plan of Merger of even date herewith (the "Agreement') pursuant to which Pentair
Acquisition Corporation, a North Carolina corporation, will, upon satisfaction of the terms and conditions of the Agreement, merge with and into the Company, by which the shareholders of the Company will receive cash for the value of their shares in the amount of $_____ per share (the "Merger").

     To induce Pentair to enter into the Agreement, the Company has agreed to grant to Pentair the Stock Option (as hereinafter defined).


NOW, THEREFORE, the parties hereto agree as follows:

     1. Grant of Stock Option. The Company hereby irrevocably grants to Pentair an option
(the "Stock Option") to purchase up to 300,000 of the Company's common shares, par value $1.00 per share (the "Shares"), at a price of $_____ per Share
(the "Option Price").

     2. Exercise of Stock Option. The Stock Option may be exercised by Pentair, in one or more tranches, in whole or in part, at any time, or from time to time, by notice given on or before February 22, 1996.

     3.   Notice of Exercise; Payment and Delivery of
Certificate(s).

(a) Notice of Exercise. In the event Pentair wishes to exercise the Stock Option, Pentair shall give written notice to the Company of its intention to do so, specifying the number of Shares to be purchased hereunder and the place and date for the closing of the purchase, which date shall be not later than five business days from the date such notice is given, unless any law or regulation does not permit the purchase to be consummated during such five-day period, in which case the date for the closing of the purchase shall be within two business days following the cessation of such restriction on consummation.

(b) Payment and Delivery of Certificate(s). At any closing hereunder, Pentair shall pay the aggregate purchase price for the Shares to be purchased by delivery of a certified or bank cashier's check or wire transfer to the order of the Company in the amount of the Option Price multiplied by the number of Shares to be purchased. Upon receipt of payment, the Company will deliver to Pentair a certificate or certificates representing the Shares so purchased, registered in the name of Pentair or its designee, in the denominations designated by Pentair in its notice of exercise.

     4.   Representations and Warranties of the
Company.  The Company hereby
represents and warrants to Pentair as follows:

(a) Due Authorization. The Company has the requisite corporate power and authority to enter into and perform this Agreement. This
Agreement has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed by a duly authorized officer of the Company and is the valid and binding agreement of the Company.

(b) Option Shares. Except for any filings required to be made with any governmental authorities, which filings shall be made as soon as possible after the date hereof, the Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Shares upon the exercise of the Stock
Option terminates, will have reserved for issuance, upon any exercise of the Stock Option, the aggregate number of Shares issuable upon exercise of the Stock
Option (less the number of Shares previously issued upon any prior exercise of the Stock Option), which reserved Shares may be either authorized but unissued Shares or Shares held by the Company as treasury Shares, and all of which Shares, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests, including any preemptive right of the shareholders of the Company.

(c) No Conflicts. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof, will (I) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving the Company, (ii) conflict with the terms, conditions or provisions of the charter or By-Laws of the Company, or (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any indenture or any material agreement or other material instrument to which the Company is a party or by which the Company is bound. Subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act (the
"HSR Act"),
neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will violate any provision of law applicable to the Company or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to the Company.

     5.   Representations and Warranties of Pentair.
Pentair hereby represents and warrants to the Company as follows:

(a) Due Authorization. Pentair has the requisite corporate power and authority to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of Pentair and has been duly executed by a duly authorized officer of Pentair and is the valid and binding agreement of Pentair.

(b) Distribution. Any Shares to be acquired upon exercise of the Stock Options will not be acquired by Pentair with a view to the public distribution thereof and will not be transferred except in a transaction registered, or exempt from registration under, the Securities Act of 1933, as amended (the
"Securities Act").

     6. Adjustment Upon Changes in Capitalization. In the event of any change in the outstanding Shares by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, conversions, exchanges of shares or the like, the number and kind of shares or securities subject to the Stock Option, the number and kind of shares or securities reserved for issuance upon exercise of the Stock Option, and the Option Price shall be appropriately adjusted. If, prior to the expiration or exercise of the Stock Option in full, the Company shall consolidate or merge into another corporation or liquidate, Pentair shall thereafter receive upon exercise of the Stock Option the securities or property to which a holder of the number of Shares issuable upon the exercise thereof would have been entitled upon such consolidation, merger or liquidation, and the Company shall take such steps in connection with such consolidation, merger or liquidation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter issuable upon exercise of the Stock Option.

     7.   Registration Rights.  Upon the request of
Pentair, the Company agrees that upon
exercise of the Stock Option (I) during a period of five years from the first purchase of Shares to effect up to three registrations under the Securities Act and any applicable state securities laws covering any part or all of such Shares acquired and (ii) to include any part or all of such Shares in any registration filed by the Company under the Securities Act and in any related applicable state securities laws registrations or applications in which such inclusion is permitted under applicable rules and regulations unless, in the written opinion of counsel to the Company, addressed to Pentair, which opinion shall be satisfactory to Pentair and its counsel, such action is not required for the prompt sale and distribution of such Shares to the public. The registrations and applications effected under this paragraph 7 shall be effected at the Company's expense except for underwriting discounts relating to the Shares sold on behalf of Pentair and except for fees of counsel to Pentair. In connection with any registration under this paragraph 7, the parties hereto agree to indemnify each other in the customary manner, and, in the case of an underwritten offering, the Company agrees to enter into an underwriting agreement in customary form and to indemnify Pentair and the underwriters, and Pentair agrees to indemnify the Company and the underwriters, in the manner and to the extent as is customary in such underwritten offerings. In the event of any demand for registration pursuant to clause
(I) above, the Company may delay the filing of a registration statement for a period of up to 90 days if, in the good faith judgment of the Board of Directors of the Company, such delay is necessary in order to avoid interference with a planned material transaction involving the Company. With respect to any registration pursuant to clause (ii) above, if such registration relates to a firm commitment underwriting of securities to be sold by the Company, the
Company may decline to include all or any portion of the Shares acquired by Pentair upon exercise of the Stock Options if the inclusion of such Shares would, in the judgment of the managing underwriter in such underwriting, materially interfere therewith.

     8.   Extension of Option Period

     (a) In the event that, on February 22, 1996, the Stock Option has not been exercised in full, and on such date the Stock Option may not be exercised by reason of any judicial or regulatory judgment, decree or order preventing or restraining such exercise, then the time within which the Stock Option may be exercised hereunder shall be extended until the first date thereafter on which such prohibition does not exist and has not existed for at least the three preceding consecutive business days (or such other time as the Company and Pentair agree upon).

     (b) In the event that, on the date specified in a notice of exercise, the purchase of the Shares may not be consummated by reason of any judicial or regulatory judgment, decree or order preventing or restraining such purchase, then the time for such purchase shall be extended until the first date thereafter on which such prohibition does not exist and has not existed for at least the three preceding consecutive business days (or such other time as the Company and Pentair agree upon).

     (c) The parties hereto shall use their reasonable best efforts to remove any prohibition of the giving of notice of exercise or the purchase of Shares upon exercise of the Stock Option, as the case may be, as soon as practicable.

     9. Remedies. The Company agrees that if for any reason Pentair shall have exercised its rights under the Stock Option and the Company shall have failed to issue any of the Shares subject to the Stock Option or to perform any of its other obligations under this Agreement, then Pentair shall be entitled to specific performance and injunctive and other equitable relief, and the Company further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that Pentair may have against the Company for any failure to perform its obligations under this Agreement.

     10. HSR Filing. As soon as practicable after the date hereof, each of the parties hereto shall file with the Federal Trade Commission and the Antitrust Division of the United States Department of
Justice all required pre-merger notification and report forms and other documents and exhibits required to be filed under the HSR Act and to permit the purchase of the Shares subject to the Stock Options at the earliest possible date.

     11.  Miscellaneous.

(a)  Amendments.  This Agreement may not be
modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

(b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by facsimile, or by registered or certified mail, postage pre-paid, return receipt requested, to the respective parties as follows:



To the Company:

Communication Cable, Inc.
1378 Charleston Drive
P. O. Box 1757
Sanford, NC 27331
Attention:  James R. Fore
Facsimile:  (919) 776-5601


with a copy to:

McDaniel & Anderson
4942 Windy Hill Drive
P. O. Box 58186
Raleigh, NC 27658
Attention:  L. Bruce McDaniel
Facsimile: (919) 790-9273


To Pentair:

Pentair, Inc.
1500 County Road B2 West
St. Paul, MN 55113-3105
Attention:  Richard J. Cathcart
Facsimile:  (612) 639-5209

With copies to:

Henson & Efron, P. A.
1200 Title Insurance Building
400 Second Avenue South
Minneapolis, Minnesota 55401
Attention:  Louis L. Ainsworth
Facsimile:  (612) 339-6364


or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon actual receipt.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of North Carolina without giving effect to the principles of conflicts of laws thereof.

(d) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(f) Effect of Headings. The paragraph headings herein are for convenience only and shall not affect the construction hereof.

(g) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Company, except by operation of law, but may be assigned by Pentair to a direct or indirect wholly-owned subsidiary of Pentair.

(h) Waiver. The conditions to each of the parties' obligations hereunder are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.


IN WITNESS WHEREOF, the Company and Pentair have caused this Agreement to be duly executed and attested as of the day and year first above written.


     PENTAIR, INC.



     By ____________________________
     Its Executive Vice President



    And By ____________________________
     Its Secretary


     COMMUNICATION CABLE, INC.


     By ____________________________
     Its ____________________________


    And By ____________________________
     Its ____________________________